Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE

C&J Energy Services Announces Appointment of Randy McMullen as Chief Executive Officer,

following Unexpected Death of Founder Josh Comstock

HAMILTON, BERMUDA, March 14, 2016 – C&J Energy Services Ltd. (NYSE: CJES) announced today that the Company’s Board of Directors has appointed Randy McMullen as Chief Executive Officer, succeeding Josh Comstock, Founder and former Chief Executive Officer and Chairman, following his unexpected death on March 11, 2016. Mr. McMullen will also continue performing his current duties as the Company’s Chief Financial Officer. The remainder of the Company’s leadership team will continue in their present roles. No changes are anticipated in the Company’s day-to-day business activities. The Board has also decided to separate the roles of Chairman and Chief Executive Officer and in due course will designate and announce a Chairman of the Board.

Mr. McMullen worked closely alongside Mr. Comstock for over ten years as the Company executed an aggressive growth strategy to transform C&J from a small coiled tubing company to what is now one of the largest providers of technologically advanced completion and production services in North America. Mr. McMullen is well-known and respected by the Company’s employees, customers and investors, and his intimate knowledge and extensive experience with C&J makes him uniquely qualified to usher the Company forward.

Mr. McMullen commented, “I am humbled by the opportunity to continue to build upon Josh’s legacy and fulfill his vision for C&J. I am honored to have been chosen by the Board to continue to work with and lead our strong, experienced management team to advance the Company’s strategies for delivering differentiated value to our customers and shareholders. We are all committed to ensuring a smooth transition and resolved to continue C&J’s culture of “Excellence Delivered” as a tribute to our remarkable founder. There is no one like Josh Comstock and, having been forged by his intense passion and relentless drive, there is no company like C&J. He truly was an inspirational leader and will be deeply missed.”

Mr. McMullen joined C&J Energy Services in August 2005 as Chief Financial Officer and a member of the Board of Directors, and he was promoted to President in October 2012. Prior to joining C&J, he held various positions with Arthur Andersen, Credit Suisse First Boston, and Growth Capital Partners. Mr. McMullen graduated magna cum laude from Texas A&M University with a B.B.A. in Finance.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completions, well support and other complementary oilfield services to oil and gas exploration and production companies. As one of the largest completion and production services companies in North America, C&J offers a full, vertically integrated suite of services involved in the entire life cycle of the well, including directional drilling, cementing, hydraulic fracturing, cased-hole wireline, coiled tubing, rig services, fluids management services and other special well site services. C&J operates in most of the major oil and natural gas producing regions of the continental United States and Western Canada. The Company also has an office in Dubai and is working to establish an operational presence in key countries in the Middle East. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

investors@cjenergy.com

+1 713 260-9986

SOURCE: C&J Energy Services Ltd.